UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

THE QUIGLEY CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒           No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

On April 16, 2009, The Quigley Corporation issued the following press release.

FOR IMMEDIATE RELEASE

THE QUIGLEY CORPORATION ISSUES OPEN LETTER TO STOCKHOLDERS
URGES STOCKHOLDERS TO REJECT DISSIDENT
TED KARKUS’ SOLICITATION EFFORTS

DOYLESTOWN, PA. – April 16, 2009 – The Quigley Corporation, (Nasdaq: QGLY), www.quigleyco.com, today announced it has issued an open letter to stockholders urging them to reject any proxy material and accompanying blue proxy card they may receive from dissident stockholder Ted Karkus.  On April 6, 2009, Mr. Karkus announced his plans to launch a proxy contest seeking to replace the Board of Directors of the Company.  Also in the letter, the Company stated that it believes Mr. Karkus, who claims to beneficially own less than 5 percent of the outstanding shares, is attempting to gain control of The Quigley Corporation without paying a premium to stockholders.  The text of the letter to stockholders follows:

April 16, 2009

Dear Fellow Stockholders:

By now you may have received The Quigley Corporation proxy statement for our 2009 Annual Meeting, along with a WHITE proxy card or voting instruction card.  In addition you may have received, or may soon receive, proxy materials and a blue proxy card from Ted Karkus, a dissident stockholder.  Mr. Karkus has chosen to launch a costly and disruptive proxy contest to replace your Company’s entire incumbent Board of Directors.  We urge you to reject Mr. Karkus’ solicitation and instead vote the Company’s WHITE proxy card today.

Mr. Karkus is a private investor who has engaged in an opportunistic pattern of buying and selling shares of your company over the past several years. He claims to beneficially own less than 5 percent of the outstanding shares of The Quigley Corporation, yet Mr. Karkus is seeking to gain control of the Company’s entire Board with his proposed slate of inexperienced directors.  In fact, according to his preliminary proxy materials filed with the SEC, only two of Mr. Karkus’ nominees have any public company board experience. Nowhere in Mr. Karkus’ preliminary proxy materials does he present any plan or strategies for maximizing stockholder value.  Unlike Mr. Karkus, your Board is experienced, committed and has a plan for creating stockholder value.

More than any other meeting in our Company’s history, this year’s annual meeting is critical and we urge all stockholders to disregard any materials they may receive from Mr. Karkus and to vote only the enclosed WHITE proxy card or voting instruction form today.

WE BELIEVE TED KARKUS IS ATTEMPTING TO GAIN CONTROL OF THE QUIGLEY CORPORATION WITHOUT PAYING ANY PREMIUM TO STOCKHOLDERS

We believe that the real motive behind Mr. Karkus’ campaign is to wrest control of The Quigley Corporation from its true owners, the stockholders, without paying for it.  We believe that Mr. Karkus is attempting to steal your Company by seeking to elect his own hand-picked nominees to effectively gain complete control without compensating stockholders.

MR. KARKUS HAS NEVER CONTACTED THE BOARD OF DIRECTORS OF THE QUIGLEY CORPORATION

Mr. Karkus has never attempted to engage in a constructive dialogue with your incumbent Board about the steps we can take to enhance stockholder value. Mr. Karkus has instead opted to launch a costly and disruptive proxy contest which, if he succeeds, will benefit only him and not his fellow stockholders.  We understand that stockholders are the true owners of The Quigley Corporation. While we appreciate input from our fellow stockholders, we will not allow one stockholder to steal the Company at the expense of all other stockholders.

YOUR BOARD’S INTERESTS ARE ALIGNED WITH YOURS

Many of your current Board members are also significant stockholders in The Quigley Corporation and continue to work diligently on tactics and strategies that are designed to enhance stockholder value.

Since its inception, The Quigley Corporation has been dedicated to being a diversified Natural Health Life Science Company.  We are committed to enhancing long-term stockholder value and proud of our accomplishments to date which include:

•	Developing a significant pipeline of potential drugs and dietary supplements, both patented and potentially patentable

•	Establishing COLD-EEZE®, our homeopathic cold remedy product, as a market leader and the number one brand recommended by pharmacists

•	Expanding the COLD-EEZE® brand with the launch of our Kids-EEZE® Chest Relief product line

•	Launching Organix, the first USDA certified organic medicinal cough and sore throat drop

•	Having the unique position to be an OTC product marketing company with a Pharmaceutical R&D subsidiary

•	Self-funding our Pharma research and development to generate future growth thereby being non-diluting to stockholder value

•
Generating positive results of the duration of the anti-viral effect of QR448(a), a veterinary anti-viral compound against Infectious Bronchitis Virus (IBV) in commercial broiler chickens, a consumer meat type bird, which potentially may reduce losses to the poultry industry due to IBV outbreaks

•
Completing the clinical research phase of a Phase IIb multi-centered research study to evaluate the safety and efficacy of QR-333, a unique topical formulation compound on patients suffering with diabetic peripheral neuropathy (DPN).  A topical RX product for DPN could develop a significant market position in this growing therapeutic category as there are an estimated 20 million diabetics at risk for DPN in the United States, of which over 60% will suffer neuropathic symptoms during the course of their disease.

PROTECT YOUR INVESTMENT – VOTE THE WHITE PROXY TODAY

As previously mentioned, your vote at this year’s Annual Meeting is more important than it has ever been.  As a result, we are urging all our fellow stockholders to vote the WHITE proxy card only and to discard any materials that you may receive from Mr. Karkus.  Please do not return any blue cards, even as a protest vote, as only your latest dated card will be counted at the annual meeting.  Acting together, we are confident that we can ward off Mr. Karkus’ attempt to steal our Company and your Board will be able to get back to the business of enhancing stockholder value.  We look forward to speaking to as many of you as possible during the course of this campaign and hope that we can count on your support.

If you have any questions or need assistance in voting the WHITE proxy card, please call our proxy solicitors, MacKenzie Partners, Inc. toll-free at (800) 322-2885 or (212) 929-5500 or by email at Quigley@mackenziepartners.com.  You may also be able to vote by telephone or internet and we encourage you to do so by following the instructions on the WHITE proxy card or voting instruction form.

Sincerely,

Guy J. Quigley Chairman of the Board, President and Chief Executive Officer

About The Quigley Corporation

The Quigley Corporation (NASDAQ: QGLY, http://www.Quigleyco.com) is a diversified natural health medical science company.  Its Cold Remedy segment is a leading marketer and manufacturer of the COLD-EEZE® family of lozenges, gums and sugar free tablets clinically proven to cut the common cold nearly in half.  COLD-EEZE customers include leading national wholesalers and distributors, as well as independent and chain food, drug and mass merchandise stores and pharmacies.  The Quigley Corporation has several wholly owned subsidiaries; Quigley Manufacturing Inc. consists of two FDA approved facilities to manufacture COLD- EEZE® lozenges as well as fulfill other contract manufacturing opportunities. Quigley Pharma Inc. (http://www.QuigleyPharma.com) conducts research in order to develop and commercialize a pipeline of patented botanical and naturally derived potential prescription drugs.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company’s actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions, changes in interest rates, government regulations, and worldwide competition.

Important Additional Information

The Quigley Corporation (“Quigley” or the “Company”) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on April 2, 2009 in connection with the 2009 Annual Meeting of Stockholders and began the process of mailing the definitive proxy statement and a WHITE proxy card to stockholders. The Company’s stockholders are strongly advised to read Quigley’s proxy statement as it contains important information. Stockholders may obtain an additional copy of Quigley’s definitive proxy statement and any other documents filed by the Company with the SEC for free at the SEC’s website at http://www.sec.gov. Copies of the definitive proxy statement are available for free at http://www.amstock.com/Proxy Services/ViewMaterial.asp?Co Number=07814. In addition, copies of the Company’s proxy materials may be requested at no charge by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or via email at quigley@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Quigley’s stockholders is available in Quigley’s definitive proxy statement filed with SEC on April 2, 2009.

CONTACT:

Gerard M. Gleeson The Quigley Corporation Vice President, CFO (215) 345-0919	Mark Harnett / Bob Marese MacKenzie Partners, Inc. (212) 929-5500 Quigley@mackenziepartners.com	Carl Hymans G. S. Schwartz & Co. 212-725-4500 carlh@schwartz.com